FOR IMMEDIATE RELEASE
DATE: October 23, 2014

HERITAGE FINANCIAL ANNOUNCES THIRD QUARTER RESULTS AND DECLARES REGULAR CASH DIVIDEND

•
Diluted earnings per common share were $0.23 for the quarter ended September 30, 2014 compared to $0.20 for the prior year quarter ended September 30, 2013 and $0.16 for the linked-quarter ended June 30, 2014.

•	Heritage declares a cash dividend of $0.09 per common share.

•	Successfully completed the system conversion of the former Whidbey Island Bank onto Heritage Bank's core system on October 5, 2014.

•	Non-maturity deposits increased $79.3 million, or 3.5%, to $2.33 billion at September 30, 2014 from $2.25 billion at June 30, 2014.

•	Heritage announces a new stock repurchase program which authorizes the repurchase of up to 5% of Heritage's outstanding common shares.

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“the Company” or “Heritage”), today reported that the Company had net income of $7.1 million for the quarter ended September 30, 2014 compared to net income of $3.3 million for the quarter ended September 30, 2013 and $4.1 million for the linked-quarter ended June 30, 2014. Net income for the quarter ended September 30, 2014 was $0.23 per diluted common share compared to $0.20 per diluted common share for the quarter ended September 30, 2013 and $0.16 per diluted common share for the linked-quarter ended June 30, 2014.

Net income for the nine months ended September 30, 2014 was $13.8 million, or $0.57 per diluted common share, compared to $8.9 million, or $0.57 per diluted common share, for the nine months ended September 30, 2013.

Mr. Vance commented, “With our first full quarter following the Washington Banking Merger, we are beginning to realize the benefits of the merger through improved profitability. For the quarter ended September 30, 2014, our earnings per share, return on average assets and return on average equity are all improved over any of the past four quarters. As we are able to realize expected cost savings and efficiencies from the merger we expect profitability to continue to improve.”

Mr. Vance added, "In order to continue to manage our capital position, a new stock repurchase program has been authorized. We will continue to focus foremost on balance sheet growth while at the same time using tools such as dividends and stock buybacks to bring capital levels to more optimal levels."

Merger with Washington Banking Company

Effective May 1, 2014, Heritage completed the strategic merger with Washington Banking Company and its wholly owned subsidiary, Whidbey Island Bank (“Washington Banking Merger”). The merger was accounted for using the acquisition method of accounting. Accordingly, Heritage’s cost to acquire Washington Banking was allocated to the assets (including identifiable intangible assets) and the liabilities of Washington Banking at their respective estimated fair values as of the merger date. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill. The fair value on the merger date represents management’s best estimates based on available information and facts and circumstances in existence on the merger date. The allocation of the purchase price is subject to adjustment within the one year re-measurement period.

During the quarter ended September 30, 2014, based on additional information obtained, certain adjustments were made to the allocation of the purchase price. As a result of these adjustments, the amount of goodwill recognized from the merger increased to $89.5 million at September 30, 2014 from $88.8 million at June 30, 2014.

The following table provides detail of the fair value of the assets acquired and liabilities assumed:

At May 1, 2014
(in thousands)
Total merger consideration	$270,107

Fair value of assets acquired:
Cash and cash equivalents	$74,947
Investment securities available for sale	458,312
Federal Home Loan Bank stock	7,064
Noncovered loans	895,978
Covered loans	107,050
Premises and equipment	31,776
Bank owned life insurance	32,519
Federal Deposit Insurance Corporation (“FDIC”) indemnification asset	7,174
Other real estate owned ($5,122 covered by FDIC shared-loss agreements)	7,121
Other intangible assets	11,194
Prepaid expenses and other assets	24,060
Total assets and identifiable intangible assets acquired	1,657,195

Fair value of liabilities assumed:
Deposits	1,433,894
Junior subordinated debentures	18,937
Accrued expenses and other liabilities	23,803
Total liabilities and identifiable liabilities assumed	1,476,634

Fair value of net assets and identifiable intangible assets acquired	180,561

Excess consideration paid over the fair value of net assets and identifiable intangible assets acquired	$89,546

Impact of 2013 Initiatives

In addition to the merger with Washington Banking, the following other 2013 initiatives had an impact on the current year and prior year operating results of the Company:

•
On January 9, 2013, the Company acquired Northwest Commercial Bank (“NCB”) and merged it into Heritage Bank, the Company's subsidiary bank (the “NCB Acquisition”). NCB was a full service commercial bank with branches in Lakewood and Auburn, Washington. In March 2013, the Company consolidated the operations of the former NCB Lakewood branch with the Lakewood branch of Heritage Bank.

•	On June 19, 2013, the Company completed the merger of its subsidiary, Central Valley Bank (“CVB”), with and into Heritage Bank (the “CVB Merger”). CVB is now operated as a division of Heritage Bank.

•
On July 15, 2013, the Company completed the acquisition of Valley Community Bancshares, Inc. (“Valley”), the holding company for Valley Bank, both of Puyallup, Washington (the “Valley Acquisition”). As of the

acquisition date, Valley merged into Heritage and Valley Bank merged into Heritage Bank. During the quarter ended December 31, 2013, four former Valley Bank branches were consolidated into existing Heritage Bank branches.

•	During the quarter ended December 31, 2013, the Company completed a core system conversion of Heritage Bank.

•	Also during the quarter ended December 31, 2013, the Company consolidated three Heritage Bank branches into existing Heritage Bank branches.

Balance Sheet

The Company’s total assets increased $59.6 million to $3.45 billion at September 30, 2014 from $3.39 billion at June 30, 2014. The increase in assets was primarily due to increases of $72.1 million in interest earning deposits and $29.6 in investment securities, partially offset by a decrease of $26.2 million in total loans receivable, net.

Total loans receivable, net, decreased $26.2 million to $2.17 billion at September 30, 2014 from $2.20 billion at June 30, 2014. This decrease was primarily due to a $18.3 million decrease in covered loans receivable, net of allowance for loan losses, to $132.7 million at September 30, 2014. Covered loans are loans acquired through FDIC-assisted transactions which are covered by FDIC shared-loss agreements. These balances are expected to continue to decline substantially over the next few quarters.

Total noncovered loans, net of allowance for loan losses, decreased $7.8 million to $2.04 billion at September 30, 2014 from $2.05 billion at June 30, 2014. Noncovered loans include loans originated by Heritage Bank as well as other noncovered loans obtained in previous mergers and acquisitions.

Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented, “We did not see a significant increase in new loan closings in the past quarter and we experienced a number of large pay-offs including some completed construction projects. The loan pipeline remains steady and we anticipate several larger transactions will close in the fourth quarter. We are pleased to see the combined lending platform working well together to develop business across the footprint.”

Total deposits increased $36.5 million to $2.90 billion at September 30, 2014 from $2.87 billion at June 30, 2014. Non-maturity deposits as a percentage of total deposits increased to 80.1% at September 30, 2014 from 78.3% at June 30, 2014, which included noninterest bearing demand deposits that increased to 23.9% to total deposits at September 30, 2014 from 23.3% at June 30, 2014. The increases in these ratios were primarily due to a $42.7 million decrease in certificates of deposits to $577.9 million as of September 30, 2014 from $620.7 million as of June 30, 2014.

Total stockholders’ equity increased $1.8 million to $451.7 million at September 30, 2014 from $449.8 million at June 30, 2014. This increase was due to net income of $7.1 million partially offset by a cash dividend of $2.7 million, stock repurchases in the amount of $1.8 million and a decrease of $1.4 million in accumulated other comprehensive income, net. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2014 of 10.3%, 14.7% and 15.9%, respectively, as compared to 12.6%, 14.5%, and 15.7%, respectively, at June 30, 2014.

Credit Quality

The allowance for loan losses on noncovered loans decreased $149,000 to $22.2 million at September 30, 2014 from $22.4 million at June 30, 2014 as a result of $716,000 in net charge-offs recognized during the quarter ended September 30, 2014 partially offset by $567,000 in provision for loan losses. Nonperforming noncovered loans to total noncovered loans decreased to 0.57% at September 30, 2014 from 0.66% at June 30, 2014. Nonaccrual noncovered loans decreased $1.9 million to $11.7 million ($9.8 million net of government agency guarantees) at September 30, 2014 from $13.6 million ($11.3 million net of government agency guarantees) at June 30, 2014. The decrease was due to $1.4 million of net principal reductions, $330,000 of charge-offs and $326,000 of transfers to other real estate owned, offset partially by $100,000 of additions to nonaccrual noncovered loans.

The allowance for loan losses to nonperforming noncovered loans was 190.35% at September 30, 2014 compared to 164.62% at June 30, 2014. Potential problem noncovered loans were $125.4 million at September 30, 2014 compared to $137.0 million at June 30, 2014. This decrease was primarily due to loan payoffs of $21.2 million, offset partially by the addition of $9.6 million of loans classified during the period.

The allowance for loan losses on noncovered loans to total noncovered loans, net was 1.08% at both September 30, 2014 and June 30, 2014. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at September 30, 2014.

Nonperforming noncovered assets were $15.8 million ($14.0 million net of government agency guarantees), or 0.48% of total noncovered assets, at September 30, 2014, compared to $18.6 million ($16.3 million net of government agency guarantees), or 0.58% of total noncovered assets, at June 30, 2014. Other real estate owned decreased $1.2 million to $6.9 million at September 30, 2014 (of which $2.8 million was covered by FDIC shared-loss agreements) from $8.1 million at June 30, 2014 (of which $3.0 million was covered by FDIC shared-loss agreements).

Operating Results
Net interest income increased $15.7 million to $33.3 million for the quarter ended September 30, 2014 compared to $17.6 million for the same period in 2013. Net interest income increased $28.6 million to $78.6 million for the nine months ended September 30, 2014 compared to $50.1 million for the same period in 2013. The increases in net interest income are primarily due to the Washington Banking Merger.
Heritage’s net interest margin for the quarter ended September 30, 2014 decreased 35 basis points to 4.32% from 4.67% for the same period in 2013 and decreased 23 basis points from 4.55% in the linked-quarter ended June 30, 2014. The decline in net interest margin from prior periods is due to a change in the earnings asset mix (lower ratio of loans to earning assets and higher ratio of investments and interest earning deposits to earning assets) as well as lower contractual loan note rates. Heritage’s net interest margin for the nine months ended September 30, 2014 decreased 45 basis points to 4.43% from 4.88% for the same period in 2013.
The following table presents the net interest margins and effects of the incremental accretion on purchased loans for the periods noted:

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net interest margin, excluding incremental accretion on purchased loans (1)	3.83%	4.12%	4.29%	4.01%	4.37%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.49	0.43	0.38	0.42	0.51
Net interest margin	4.32%	4.55%	4.67%	4.43%	4.88%
(1) The incremental accretion income represents the amount of income recorded on the purchased loans above the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.
The net interest margin, excluding incremental accretion on purchased loans, decreased to 3.83% for the quarter ended September 30, 2014 from 4.29% for the same period in 2013 and from 4.12% from the linked-quarter ended June 30, 2014. For the nine months ended September 30, 2014, the net interest margin, excluding incremental accretion on purchased loans, decreased to 4.01% from 4.37% for the same period in the prior year.
The provision for loan losses on noncovered loans was $567,000 for the quarter ended September 30, 2014 compared to $875,000 for the quarter ended September 30, 2013 and $370,000 for the linked-quarter ended June 30, 2014. For the nine months ended September 30, 2014, the provision for loan losses on noncovered loans was $916,000 compared to $1.6 million for the same period in the prior year.

The provision for loan losses on covered loans totaled $27,000 for the quarter ended September 30, 2014 compared to $203,000 for the same period in the prior year and $321,000 for the linked-quarter ended June 30, 2014. For the nine months ended September 30, 2014, the provision for loan losses on covered loans was $827,000 compared to $1.7 million for the same period in the prior year.

As of the merger dates, acquired loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. As reflected in the table below, incremental accretion income from acquired loans was $3.8 million for the quarter ended September 30, 2014 compared to $1.4 million for the quarter ended September 30, 2013 and $2.7 million for the linked-quarter ended June 30, 2014. The increase for the quarter ended September 30, 2014 was due to incremental accretion income from the Washington Banking Merger.

For the nine months ended September 30, 2014, incremental accretion income was $7.5 million compared to $5.2 million for the same period in the prior year.

For the quarter ended September 30, 2014, the Company recognized $(647,000) of change in the FDIC indemnification asset compared to $109,000 and $(350,000) for the quarters ended June 30, 2014 and September 30, 2013, respectively.

The following table illustrates the earnings impact associated with the Company’s acquired loan portfolios:

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(in thousands)
Incremental accretion income over stated note rate(1)	$3,800	$2,735	$1,447	$7,470	$5,242
Change in FDIC indemnification asset	(647)	109	(350)	(575)	(336)
Provision for loan losses	(194)	(391)	(928)	(843)	(2,254)
Pre-tax earnings impact	$2,959	$2,453	$169	$6,052	$2,652

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans above the contractual stated interest rate in the individual loan notes. This income is a result of the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “The incremental accretion income increased from the prior quarter due to the Washington Banking Merger which had a significantly positive impact on the reported net interest margin for quarter ended September 30, 2014. The net interest margin before incremental accretion income continues to decline due to the low rate environment. Although the Company continues to grow earning assets, the percentage of earning assets held in loans, which are higher yielding than other earning assets, has experienced a decrease which also negatively impacts the net interest margin.”

Noninterest income was $5.5 million for the quarter ended September 30, 2014 compared to $2.6 million for the same period in 2013 and $4.8 million for the linked-quarter ended June 30, 2014. For the nine months ended September 30, 2014, noninterest income was $12.6 million compared to $7.2 million for the nine months ended September 30, 2013. The increases were primarily due to the Washington Banking Merger.

In addition to the Washington Banking Merger, prior year initiatives had a significant impact on noninterest expense during 2013, and continue to impact 2014 expense levels. The following tables illustrate the expenses related to implementing these initiatives. The amounts reported represent identifiable costs paid to third-party providers as well as any retention bonuses or severance payments made in conjunction with these initiatives. The amounts do not include costs of additional staffing levels required to complete the initiatives nor do they include future expected cost savings from the Washington Banking Merger. The first table reports these expenses by initiative and the second table reports these expenses by expense category.

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Initiative	(in thousands)
NCB Acquisition	$—	$—	$5	$—	$787
CVB Merger	—	—	1	—	130
Valley Acquisition	—	12	232	443	585
Core system conversion	—	17	60	40	139
Consolidation of existing branches	—	—	23	11	23
Washington Banking Merger	1,334	5,287	234	7,352	234
Total expense	$1,334	$5,316	$555	$7,846	$1,898

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Expense Category	(in thousands)
Compensation and employee benefits	$299	$98	$66	$396	$165
Occupancy and equipment	111	2	62	540	155
Data processing	241	2,567	4	2,826	520
Marketing	96	—	—	96	33
Professional services	430	2,607	412	3,753	955
Other expense	157	42	11	235	70
Total expense	$1,334	$5,316	$555	$7,846	$1,898

The types of expenses associated with the significant expense categories in the table above are summarized as follows:

•	Compensation and employee benefits expense consisted substantially of retention bonus and severance packages paid to transitional employees.

•	Occupancy and equipment expense consisted primarily of lease termination costs.

•	Data processing expense consisted of costs relating to the Company’s core system conversion as well as conversions of NCB and Valley Bank and the preparation for the conversion of Whidbey Island Bank.

•	Professional services expense includes fees paid to financial advisors, attorneys, and accountants, and consultant fees related to mergers and acquisitions and to the core system conversion.

Noninterest expense was $28.4 million for the quarter ended September 30, 2014 compared to $14.3 million for the quarter ended September 30, 2013 and $27.0 million for the linked-quarter ended June 30, 2014. Noninterest expense was $70.1 million for the nine months ended September 30, 2014 compared to $41.0 million for the nine months ended September 30, 2013. The increases are due to the Washington Banking Merger and additional ongoing operating costs from mergers and acquisitions as well as specific costs identified in the table above.

Mr. Deuel added, "After many months of planning we successfully completed the conversion of the legacy Whidbey platform onto the Heritage core system. Between now and the end of the year we will continue to refine our processes in order to gain the efficiencies we originally expected from the merger."

Income tax expense was $2.8 million for the quarter ended September 30, 2014 compared to $1.5 million for the comparable quarter in 2013 and for the linked-quarter ended June 30, 2014. The increase in income tax expense for the quarter ended September 30, 2014 from the prior year periods was due to the increase in pre-tax income and was partially offset by tax credits.

Dividend

On October 23, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per common share payable on November 20, 2014 to shareholders of record on November 6, 2014.

Stock Repurchase Program

On October 23, 2014, the Company's Board of Directors authorized the repurchase of up to 5% of the Company's outstanding common shares or approximately 1,513,000 shares. The number, timing and price of shares repurchased will depend on business and market conditions, and other factors, including opportunities to deploy the Company's capital.

The new stock repurchase program supersedes the previous stock repurchase program, which was authorized in August 2012 and allowed for the buyback of approximately 757,000 shares. Under the previous program, approximately 705,000 shares were repurchased.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on October 24, 2014 at 9:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 9:00 a.m. Pacific time. The call will be available for replay through November 7, 2014, by dialing (800) 475-6701 -- access code 338164.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 67 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	September 30, 2014	June 30, 2014	September 30, 2013
	(in thousands)
Stockholders' equity	$451,651	$449,829	$216,595
Less: goodwill and other intangible assets	130,472	130,353	31,137
Tangible common stockholders' equity	$321,179	$319,476	$185,458

Total assets	$3,451,320	$3,391,579	$1,674,417
Less: goodwill and other intangible assets	130,472	130,353	31,137
Tangible assets	$3,320,848	$3,261,226	$1,643,280

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank. Valley Community Bancshares and Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	September 30, 2014	June 30, 2014	September 30, 2013
Assets
Cash on hand and in banks	$64,609	$73,067	$55,794
Interest earning deposits	145,541	73,458	79,329
Cash and cash equivalents	210,150	146,525	135,123
Other interest earning deposits	13,129	14,138	17,415
Investment securities available for sale	682,651	652,477	167,226
Investment securities held to maturity	38,213	38,768	35,113
Loans held for sale	4,641	7,378	—
Noncovered loans receivable, net	2,064,050	2,072,046	1,167,381
Less: Allowance for loan losses for noncovered loans	(22,220)	(22,369)	(22,783)
Noncovered loans receivable, net of allowance for loan losses	2,041,830	2,049,677	1,144,598
Covered loans receivable, net	138,833	157,148	69,456
Less: Allowance for loan losses for covered loans	(6,122)	(6,114)	(5,972)
Covered loans receivable, net of allowance for loan losses	132,711	151,034	63,484
Total loans receivable, net	2,174,541	2,200,711	1,208,082
FDIC indemnification asset	5,138	9,120	4,413
Other real estate owned ($2,784, $3,045 and $317 covered by FDIC shared-loss agreements, respectively)	6,872	8,106	4,129
Premises and equipment, net	65,787	66,255	34,074
Federal Home Loan Bank stock, at cost	12,363	12,547	5,795
Bank owned life insurance	32,760	32,614	—
Accrued interest receivable	9,987	9,315	5,658
Prepaid expenses and other assets	64,616	63,272	26,252
Other intangible assets, net	11,561	12,164	1,772
Goodwill	118,911	118,189	29,365
Total assets	$3,451,320	$3,391,579	$1,674,417

Liabilities and Stockholders' Equity
Deposits	$2,903,069	$2,866,542	$1,425,985
Junior subordinated debentures	19,027	18,973	—
Securities sold under agreement to repurchase	35,390	25,450	22,655
Accrued expenses and other liabilities	42,183	30,785	9,182
Total liabilities	2,999,669	2,941,750	1,457,822

Common stock	365,006	366,158	138,426
Retained earnings	86,699	82,362	78,851
Accumulated other comprehensive (loss) income, net	(54)	1,309	(682)
Total stockholders' equity	451,651	449,829	216,595
Total liabilities and stockholders' equity	$3,451,320	$3,391,579	$1,674,417

Common stock, shares outstanding	30,252,114	30,213,363	16,210,872

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest income:
Interest and fees on loans	$31,841	$27,446	$17,505	$75,738	$50,252
Taxable interest on investment securities	2,212	1,812	518	4,663	1,296
Nontaxable interest on investment securities	855	638	428	1,928	1,108
Interest and dividends on other interest earning assets	123	127	82	338	220
Total interest income	35,031	30,023	18,533	82,667	52,876
Interest expense:
Deposits	1,534	1,297	939	3,685	2,786
Junior subordinated debentures	171	115	—	285	—
Other borrowings	19	15	13	52	32
Total interest expense	1,724	1,427	952	4,022	2,818
Net interest income	33,307	28,596	17,581	78,645	50,058
Provision for loan losses on noncovered loans	567	370	875	916	1,584
Provision for loan losses on covered loans	27	321	203	827	1,660
Total provision for loan losses	594	691	1,078	1,743	3,244
Net interest income after provision for loan losses	32,713	27,905	16,503	76,902	46,814
Noninterest income:
Bargain purchase gain on bank acquisition	—	—	—	—	399
Service charges and other fees	3,524	2,777	1,609	7,700	4,395
Merchant Visa income, net	278	316	259	839	642
Change in FDIC indemnification asset	(647)	109	(350)	(575)	(336)
(Loss) gain on sale of investment securities, net	(13)	87	—	254	—
Gain on sale of loans, net	742	233	—	975	142
Other income	1,599	1,258	1,064	3,377	1,980
Total noninterest income	5,483	4,780	2,582	12,570	7,222
Noninterest expense:
Compensation and employee benefits	15,579	12,779	8,014	36,369	23,220
Occupancy and equipment	3,978	2,816	2,190	9,412	6,105
Data processing	1,978	4,003	953	6,977	2,809
Marketing	841	496	477	1,843	1,189
Professional services	1,113	3,230	862	5,173	2,532
State and local taxes	576	554	292	1,378	876
Impairment loss on investment securities, net	—	37	—	45	26
Federal deposit insurance premium	403	460	237	1,115	744
Other real estate owned, net	650	214	(162)	915	(260)
Amortization of intangible assets	603	489	157	1,248	386
Other expense	2,642	1,915	1,265	5,661	3,383
Total noninterest expense	28,363	26,993	14,285	70,136	41,010
Income before income taxes	9,833	5,692	4,800	19,336	13,026
Income tax expense	2,765	1,544	1,510	5,577	4,161

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income	$7,068	$4,148	$3,290	$13,759	$8,865

Basic earnings per common share	$0.23	$0.16	$0.20	$0.57	$0.57
Diluted earnings per common share	$0.23	$0.16	$0.20	$0.57	$0.57

Average number of common shares outstanding	30,063,425	25,425,812	15,958,213	23,886,877	15,297,258
Average number of diluted common shares outstanding	30,100,096	25,475,903	15,969,067	23,937,416	15,309,241

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollar amounts in thousands; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Performance Ratios:
Efficiency ratio	73.12%	80.88%	70.85%	76.89%	71.60%
Return on average assets	0.82%	0.59%	0.80%	0.70%	0.79%
Return on average equity	6.20%	4.49%	6.05%	5.29%	5.74%

Average Balances:
Total loans receivable	$2,194,460	$1,878,496	$1,191,572	1,763,081	$1,100,013
Taxable investment securities	517,802	343,571	126,864	329,183	113,255
Nontaxable investment securities	176,827	131,230	72,120	129,422	60,865
Other interest earning assets	170,707	170,087	102,000	150,429	96,906
Total interest earning assets	3,059,796	2,523,384	1,492,556	2,372,115	1,371,039
Total assets	3,436,797	2,813,432	1,635,852	2,640,909	1,493,995
Interest bearing deposits	2,214,097	1,821,683	1,057,102	1,699,270	971,477
Securities sold under agreement to repurchase	28,565	24,409	19,830	26,878	16,072
Junior subordinated debentures	18,985	12,694	—	10,629	—
Total interest bearing liabilities	2,261,647	1,859,225	1,076,932	1,736,924	987,549
Noninterest bearing demand deposits	688,140	553,284	333,648	529,677	290,233
Total equity	452,439	370,664	215,707	347,801	206,335
Tangible common equity	322,297	272,925	187,232	261,171	187,364

Net Interest Spread:
Yield on loans, net	5.76%	5.86%	5.83%	5.74%	6.11%
Yield on taxable investment securities	1.69%	2.11%	1.62%	1.89%	1.53%
Yield on nontaxable investment securities	1.92%	1.95%	2.35%	1.99%	2.43%
Yield on other interest earning assets	0.29%	0.30%	0.32%	0.30%	0.30%
Yield on interest earning assets	4.54%	4.77%	4.93%	4.66%	5.16%

Cost of interest bearing deposits	0.27%	0.29%	0.35%	0.29%	0.38%
Cost of securities sold under agreement to repurchase	0.26%	0.26%	0.26%	0.26%	0.26%
Cost of junior subordinated debentures	3.57%	3.62%	—	3.58%	—
Cost of interest bearing liabilities	0.30%	0.31%	0.35%	0.31%	0.38%

Net interest spread	4.24%	4.46%	4.58%	4.35%	4.77%
Net interest margin	4.32%	4.55%	4.67%	4.43%	4.88%

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollar amounts in thousands; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Allowance for Noncovered Loan Losses:
Allowance balance, beginning of period	$22,369	$22,820	$22,611	$22,657	$24,242
Provision for loan losses	567	370	875	916	1,584
Net (charge-offs) recoveries:
Commercial business	(453)	(359)	(310)	(580)	(2,188)
One-to-four family residential	—	—	—	—	(52)
Real estate construction	—	(302)	(423)	(302)	(533)
Consumer	(263)	(160)	30	(471)	(270)
Total net charge-offs	(716)	(821)	(703)	(1,353)	(3,043)
Allowance balance, end of period	$22,220	$22,369	$22,783	$22,220	$22,783

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Allowance for Covered Loan Losses:
Allowance balance, beginning of period	$6,114	$6,567	$5,769	$6,167	$4,352
Provision for loan losses	27	321	203	827	1,660
Net charge-offs	(19)	(774)	—	(872)	(40)
Allowance balance, end of period	$6,122	$6,114	$5,972	$6,122	$5,972

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Other Real Estate Owned:
Balance, beginning of period	$8,106	$4,284	$3,796	$4,559	$5,666
Additions	459	—	1,227	677	1,740
Additions from acquisitions	—	7,121	—	7,121	2,279
Proceeds from dispositions	(1,315)	(3,337)	(924)	(5,173)	(5,840)
Gain on sales, net	(378)	38	75	(312)	307
Valuation adjustments	—	—	(45)	—	(23)
Balance, end of period	$6,872	$8,106	$4,129	$6,872	$4,129

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	September 30, 2014	June 30, 2014	September 30, 2013
Financial Measures:
Book value per common share	$14.93	$14.89	$13.36
Tangible book value per common share	10.62	10.57	11.44
Stockholders' equity to total assets	13.1%	13.3%	12.9%
Tangible common equity to tangible assets	9.7%	9.8%	11.3%
Tier 1 leverage capital to average assets	10.3%	12.6%	11.6%
Tier 1 capital to risk-weighted assets	14.7%	14.5%	15.5%
Total capital to risk-weighted assets	15.9%	15.7%	16.7%
Net loans to deposits ratio	75.1%	77.0%	84.7%
Deposits per branch	$43,329	$42,784	$33,952
Assets per full-time equivalent employees	$4,352	$4,192	$4,035

	As of Period End
	September 30, 2014	June 30, 2014
Nonperforming Noncovered Assets:
Nonaccrual noncovered loans by type:
Commercial business	$7,263	$8,889
One-to-four family residential	322	328
Real estate construction and land development	3,359	3,673
Consumer	729	698
Total nonaccrual noncovered loans(1)(2)	11,673	13,588
Other real estate owned, noncovered	4,088	5,061
Nonperforming noncovered assets	$15,761	$18,649

Restructured noncovered performing loans(3)	$20,276	$20,293
Accruing noncovered loans past due 90 days or more(4)	104	538
Potential problem noncovered loans(5)	125,437	136,974
Allowance for loan losses on noncovered loans to:
Total noncovered loans, net	1.08%	1.08%
Nonperforming noncovered loans	190.35%	164.62%
Nonperforming noncovered loans to total noncovered loans	0.57%	0.66%
Nonperforming noncovered assets to total noncovered assets	0.48%	0.58%

(1)	At September 30, 2014 and June 30, 2014, $3.7 million and $3.0 million of noncovered nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At September 30, 2014 and June 30, 2014, $1.8 million and $2.3 million of noncovered nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At September 30, 2014 and June 30, 2014, $682,000 and $935,000 of noncovered performing restructured loans were guaranteed by government agencies, respectively.

(4)	There were no accruing noncovered loans past due 90 days or more that were guaranteed by government agencies at September 30, 2014 or June 30, 2014.

(5)
Potential problem noncovered loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. At September 30, 2014 and June 30, 2014, $2.0 million and $921,000 of noncovered potential problem loans were guaranteed by government agencies, respectively. The amount of noncovered potential problem loans related to the Washington Banking Merger was $82.3 million and $83.0 million at September 30, 2014 and June 30, 2014, respectively.

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	September 30, 2014		June 30, 2014		September 30, 2013
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Noncovered loans:
Commercial business:
Commercial and industrial	$533,752	25.9%	$533,833	25.8%	$350,111	30.0%
Owner-occupied commercial real estate	537,968	26.0	525,809	25.4	265,713	22.8
Non-owner occupied commercial real estate	552,336	26.8	577,253	27.8	398,818	34.2
Total commercial business	1,624,056	78.7	1,636,895	79.0	1,014,642	87.0
One-to-four family residential	63,890	3.1	67,604	3.3	51,700	4.4
Real estate construction and land development:
One-to-four family residential	44,681	2.2	45,233	2.2	20,393	1.7
Five or more family residential and commercial properties	44,404	2.1	48,168	2.3	42,541	3.6
Total real estate construction and land development	89,085	4.3	93,401	4.5	62,934	5.3
Consumer	288,489	14.0	276,423	13.3	40,620	3.5
Gross noncovered loans	2,065,520	100.1	2,074,323	100.1	1,169,896	100.2
Deferred loan fees, net	(1,470)	(0.1)	(2,277)	(0.1)	(2,515)	(0.2)
Noncovered loans, net of deferred fees	2,064,050	100.0%	2,072,046	100.0%	1,167,381	100.0%
Covered loans	138,833		157,148		69,456
Total loans, net of deferred fees	$2,202,883		$2,229,194		$1,236,837

	September 30, 2014		June 30, 2014		September 30, 2013
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$694,370	23.9%	$669,017	23.3%	$361,743	25.4%
NOW accounts	745,832	25.7	723,889	25.3	350,361	24.6
Money market accounts	527,276	18.2	510,374	17.8	233,177	16.3
Savings accounts	357,674	12.3	342,605	11.9	160,586	11.3
Total non-maturity deposits	2,325,152	80.1	2,245,885	78.3	1,105,867	77.6
Certificates of deposit	577,917	19.9	620,657	21.7	320,118	22.4
Total deposits	$2,903,069	100.0%	$2,866,542	100.0%	$1,425,985	100.0%

	As of Period End
	September 30, 2014	June 30, 2014	September 30, 2013
Other Data:
Total assets	$3,451,320	$3,391,579	$1,674,417
Total deposits	$2,903,069	$2,866,542	$1,425,985
Number of branches	67	67	42
Number of full-time equivalent employees	793	809	415

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Earnings:
Net interest income	$33,307	$28,596	$16,741	$17,646	$17,581
Provision for (recapture of) loan losses on noncovered loans	567	370	(21)	200	875
Provision for loan losses on covered loans	27	321	479	228	203
Noninterest income	5,483	4,780	2,307	2,429	2,582
Noninterest expense	28,363	26,993	14,779	18,505	14,285
Net income	7,068	4,148	2,543	710	3,290
Basic earnings per common share	$0.23	$0.16	$0.16	$0.04	$0.20
Diluted earnings per common share	0.23	0.16	0.16	0.04	0.20
Average Balances:
Total loans receivable	$2,194,460	$1,878,496	$1,205,416	$1,198,464	$1,191,572
Investment securities	694,629	474,801	200,959	202,015	198,984
Total interest earning assets	3,059,796	2,523,384	1,516,201	1,528,580	1,492,556
Total assets	3,436,797	2,813,432	1,652,894	1,676,801	1,635,852
Interest bearing deposits	2,214,097	1,821,683	1,049,228	1,055,556	1,057,102
Noninterest bearing demand deposits	688,140	553,284	343,826	363,031	333,648
Total equity	452,439	370,664	217,721	217,606	215,707
Financial Ratios:
Return on average assets	0.82%	0.59%	0.62%	0.17%	0.80%
Return on average equity	6.20%	4.49%	4.74%	1.30%	6.05%
Efficiency ratio	73.12%	80.88%	77.59%	92.18%	70.85%
Net interest margin	4.32%	4.55%	4.48%	4.58%	4.67%

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Balance Sheet:
Total assets	$3,451,320	$3,391,579	$1,662,473	$1,659,038	$1,674,417
Total loans receivable, net	2,174,541	2,200,711	1,207,650	1,203,096	1,208,082
Investment securities	720,864	691,245	178,002	199,288	202,339
Deposits	2,903,069	2,866,542	1,404,214	1,399,189	1,425,985
Noninterest bearing demand deposits	694,370	669,017	353,043	349,902	361,743
Total equity	451,651	449,829	216,417	215,762	216,595
Financial Measures:
Book value per common share	$14.93	$14.89	$13.35	$13.31	$13.36
Tangible book value per common share	$10.62	$10.57	$11.45	$11.40	$11.44
Tangible common equity to tangible assets	9.7%	9.8%	11.5%	11.3%	11.3%
Net loans to deposits	75.1%	77.0%	86.0%	86.0%	84.7%
Deposits per branch	$43,329	$42,784	$39,006	$39,977	$33,952
Assets per full-time equivalent employees	$4,352	$4,192	$4,644	$4,448	$4,035
Credit Quality Metrics:
Allowance for loan losses on noncovered loans to:
Total noncovered loans, net	1.08%	1.08%	1.94%	1.94%	1.95%
Nonperforming noncovered loans	190.35%	164.62%	197.75%	292.80%	193.85%
Nonperforming noncovered loans to total noncovered loans	0.57%	0.66%	0.98%	0.66%	1.01%
Nonperforming noncovered assets to total noncovered assets	0.48%	0.58%	0.97%	0.76%	0.90%